EXHIBIT 23.1

Consent Of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-149450, No. 333-124818, No. 333-52766) of Garmin Ltd. of our report dated June 11, 2019, relating to the financial statements and supplemental schedule of the Garmin International, Inc. Retirement Plan, which appears in this Form 11-K for the year ended December 31, 2018.

/s/ RubinBrown LLP

Kansas City, Missouri
June 11, 2019